Exhibit 23.1

                    CONSENT OF KPMG LLP, INDEPENDENT AUDITORS



The Board of Directors
Interactive Network, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-8 of Interactive Network, Inc. of our report dated March 15, 1999, with respect to the consolidated balance sheet of Interactive Network, Inc. and subsidiary as of December 31, 1998, and the related consolidated statements of operations, shareholders' deficit, and cash flows for each of the years in the two-year period ended December 31, 1998, which report appears in the 1999 Annual Report on Form 10-K of Interactive Network, Inc.

Our report dated March 15, 1999 contains an explanatory paragraph that states, among other things, that the Company filed for bankruptcy and was operating as a debtor-in-possession under the jurisdiction of the bankruptcy court which subjects the Company to a number of significant contingencies and raises substantial doubt about the ability of the Company to continue as a going concern.. The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.


                                                     /s/ KPMG LLP

Mountain View, California
December 15, 2000